Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-204501, 333-212308 and 333-216892) and on Form S-3 (No. 333-210585) of Rocket Pharmaceuticals, Inc. (formerly known as Inotek Pharmaceuticals Corporation) of our report dated March 7, 2018, relating to the consolidated financial statements of Rocket Pharmaceuticals, Inc., appearing in this Annual Report on Form 10-K of Rocket Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Boston, Massachusetts
March 7, 2018